[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.64
CONFIDENTIAL
VIA FAX AND FEDERAL EXPRESS
January 7, 2004
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301

RE:	Amendment No. 2 to the Drug Discovery Collaboration Agreement
(“Amendment No. 2”)
Dear Dr. Snitman:
As you know, InterMune, Inc. (“InterMune”) and Array BioPharma, Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended May 8, 2003 (the “Agreement”). The parties agree that the Agreement is hereby amended as follows, effective as of the date of this Amendment No. 2 (“Amendment Effective Date”):
1.	The [ * ] is hereby removed as a [ * ] of the Agreement solely for the purpose of Array entering into an [ * ] arrangement with a third party (the “Third Party”) for [ * ], and subject to the terms of this Amendment No. 2. Accordingly:
(a)	InterMune hereby waives its option to [ * ] under Section 2.7.2 of the Agreement solely with respect to such arrangement with the Third Party.

(b)	If such arrangement with the Third Party has not been concluded within three (3) months from the Amendment Effective Date as evidenced by an executed written agreement, then [ * ] automatically will be reinstated as a [ * ] of the Agreement, and all of InterMune’s rights and Array’s obligations under the Agreement with respect to [ * ] will be reinstated in full. InterMune agrees that Array does not need to provide InterMune with a copy of such written agreement, so long as InterMune receives by three (3) months from the Amendment Effective Date a written certification, in the form attached as Exhibit A hereto, from an authorized officer of Array that a written agreement for such [ * ] arrangement has been executed. Any material misrepresentation set forth in such certification will be deemed a material breach of this Amendment No. 2.

(c)	If such arrangement is concluded with the Third Party, but the [ * ] thereafter revert to Array for any reason, then [ * ] automatically will be reinstated as a [ * ] of the Agreement, and all of InterMune’s rights and Array’s obligations under the

Agreement with respect to [ * ] will be reinstated in full. Array will give InterMune prompt written notice of any such reversion.
(d)	Nothing in this Amendment No. 2 will be deemed to:
(i)	grant to Array any further right, title or interest in or to any intellectual property (including, without limitation, any patent rights) Controlled by InterMune other than as expressly stated in Sections 4.1.1 and 4.3 of the Agreement;

(ii)	Array to use any Hit Compound, Lead Compound or Product for any purpose other than the Research Collaboration conducted in accordance with the Agreement; nor

(iii)	permit Array to grant to any third party any right, title or interest in or to any Hit Compound, Lead Compound or Product.
2.	In consideration for InterMune’s agreement as set forth in Section 1 above, and irrespective of the outcome of the negotiations or arrangement between Array and the Third Party:
(a)	(i) During the Research Term, Array shall provide, at its sole cost and expense, [ * ] additional FTEs to conduct the Research Collaboration. Such additional FTEs will bring the present number of FTEs conducting the Research Collaboration from [ * ] to [ * ]. Each such individual shall have the appropriate skills, training, experience and ability to perform his or her responsibilities under the Research Plan.

(ii)	If Array fails to provide such additional FTEs as described in subsection (a)(i) above, then in addition to any other remedies available to InterMune at law or equity, InterMune shall be entitled to offset the costs of such additional FTEs (based on the Array FTE Rate, as defined in Section 5.1.2 of the Agreement) against any amounts due to Array under the Agreement, including, without limitation, any milestone and/or royalty payments.

(b)	Except for purposes of the Research Collaboration conducted in accordance with the Agreement, Array shall not develop (either pre-clinically or clinically), use, import, make, have made, sell or offer for sale any Hit Compound, Lead Compound or Product, including, without limitation, in conjunction with any other compound or product.

(c)	Array shall not enable (including without limitation through the grant of a license or covenant) any Array Affiliate or Third Party to develop (either pre-clinically or clinically), use, import, make, have made, sell or offer for sale any Hit Compound, Lead Compound or Product, including, without limitation, in conjunction with any other compound or product.
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.	If Array materially breaches this Amendment Number 2, then InterMune will be entitled to seek any and all remedies available at law and or equity. Without limiting the generality of the foregoing, in the event of any such material breach: (i) [ * ] automatically will be reinstated as a [ * ] of the Agreement; and (ii) all of InterMune’s rights and Array’s obligations under the Agreement with respect to [ * ] will be reinstated in full.
Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement.
Please acknowledge your agreement to the above by having an authorized Array representative countersign both enclosed copies of this Amendment No. 2 where indicated below, and returning one original to the attention of Gloria Lopez, Contracts Administrator, at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.
Sincerely,
/s/ Larry Blatt
Larry Blatt
Vice President of Biopharmacology Research

Acknowledged and Agreed:

ARRAY BIOPHARMA, INC.

By:	/s/ David Snitman

Name:	David Snitman

Title:	COO

Date:	1-15-04

cc:	Paul Resnick, InterMune
General Counsel, Array BioPharma
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
ARRAY BIOPHARMA, INC.
OFFICER’S CERTIFICATE
     The undersigned,          , hereby certifies that {he/she} is the duly elected or appointed {Title} of ARRAY BIOPHARMA, INC., a Delaware corporation (the “Company”), and acting in such capacity hereby certifies that:
(a) As of {Date}, the Company entered into a written agreement with a third party (the “Third Party Agreement”) setting forth the terms of an [ * ] arrangement regarding the [ * ], which agreement is effective and binding on the Company.
(b) The Third Party Agreement does not conflict with any obligation of the Company under the Drug Discovery Collaboration Agreement between the Company and InterMune, Inc. (“InterMune”) dated September 13, 2002, as amended (the “Agreement”).
(c) The Company will promptly notify InterMune in writing upon any termination of the Third Party Agreement or of any reversion of [ * ] to the Company.
(d) Any material misrepresentation set forth in this Certificate will be deemed a material breach of the Agreement, and InterMune will be entitled to seek any and all remedies available at law and or equity.
All capitalized terms used and not otherwise defined in this Certificate shall have the same meanings as in the Agreement.
IN WITNESS WHEREOF, I have hereunto set my hand as of the day of      , 2004.
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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